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                                                                      EXHIBIT 11


               UNITED STATES SURGICAL CORPORATION AND SUBSIDIARIES

                       EXHIBIT TO FORM 10-K ANNUAL REPORT

                      For the Year Ended December 31, 1997

                   COMPUTATION OF NET INCOME PER COMMON SHARE

                                                  Years Ended December 31,
                                             1997            1996           1995
                                            --------------------------------------
                                             (in thousands, except per share data)
BASIC EARNINGS PER SHARE COMPUTATION
Net Income ...........................      $94,100        $109,100        $79,200
Preferred Stock Dividends ............        4,700          19,500         19,500
                                            -------        --------        -------
Net Income Applicable to
   common shares .....................       89,400          89,600         59,700
                                            -------        --------        -------
Weighted average common
   shares outstanding ................       72,100          60,500         57,000
                                            -------        --------        -------
Basic earnings per common share ......      $  1.24        $   1.48        $  1.05
                                            =======        ========        =======


                                                      Years Ended December 31,
                                                1997            1996           1995
                                              --------------------------------------
                                              (in thousands, except per share data)
DILUTED EARNINGS PER SHARE COMPUTATION

 Net Income ..........................        $94,100        $109,100        $79,200
 Preferred Stock Dividends ...........          4,700          19,500         19,500
                                              -------        --------        -------
 Net Income Applicable to
    common shares ....................         89,400          89,600         59,700
                                              -------        --------        -------
 Weighted Average common
    shares outstanding ...............         72,100          60,500         57,000
 Contingent stock rights .............            300            --             --
 Common stock equivalents ............          1,300           2,100            400
                                              -------        --------        -------
    Total weighted
       average shares ................         73,700          62,600         57,400
                                              -------        --------        -------
 Diluted earnings per share ..........        $  1.21        $   1.43        $  1.04
                                              =======        ========        =======

The computations for 1996 and 1995 does not assume conversion of the Company's preferred stock into common since the result would be antidilutive. The preferred stock was redeemed in 1997.